Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA completes acquisition of ZT Systems DATA Center infrastructure Manufacturing business from AMD

Transformational Acquisition Complements Sanmina’s Comprehensive Capabilities, Accelerates Entry into Cloud and AI Market

San Jose, CA – October 27, 2025 – Sanmina Corporation (“Sanmina”) (NASDAQ: SANM), today announced it has completed its acquisition of the ZT Systems data center infrastructure manufacturing business from AMD (NASDAQ: AMD). The combination positions Sanmina as a leader in the Cloud and AI end-market, enabling the company to further capitalize on significant growth opportunities.

As part of the agreement, Sanmina and AMD have committed to a strategic partnership where Sanmina is a U.S.-based, preferred new product introduction (NPI) manufacturing partner to accelerate quality and time-to-deployment of AMD cloud rack and cluster-scale AI solutions.

“I am pleased we were able to close the acquisition quickly and ahead of schedule,” stated Jure Sola, Chairman and CEO of Sanmina Corporation. "The addition of ZT Systems significantly enhances our scale and deepens our engagement within the fast-growing Cloud and AI end-market. It expands our industry-leading capacity, bolsters our comprehensive end-to-end capabilities and reinforces Sanmina's position as a trusted partner for mission-critical digital infrastructure globally. Our strategic partnership with AMD will bring solutions from concept to deployment with quality, speed and flexibility at scale. We are thrilled to officially welcome the ZT Systems team to Sanmina.”

Compelling Strategic Rationale

•	Increased Scale and High-Value End-Market Exposure: The addition of ZT Systems significantly enhances Sanmina’s position in the fast-growing Cloud and AI end-market.

•	Broadens and Deepens Cloud and AI Hyperscaler Customer Relationships: Through this transaction, Sanmina is well-positioned to both expand and deepen relationships with existing customers by offering a more comprehensive, integrated solution from a trusted partner, while also adding new customers through ZT Systems’ relationships with hyperscalers.

•	Brings Industry-Leading Manufacturing Capacity and Know-How to Sanmina’s Existing Footprint: ZT Systems brings large state-of-the-art manufacturing facilities located in New Jersey and Texas, with large amounts of power and advanced liquid cooling capabilities, as well as an operation in the Netherlands, complementing Sanmina’s existing U.S. and global manufacturing footprint.

•	Reinforces Sanmina’s Capabilities as a Leading End-To-End Manufacturing Partner for Mission-Critical Technologies: The combination enhances Sanmina’s position as an industry leader and bolsters the Company’s opportunities to capitalize on the increased demand for data center infrastructure. The addition of ZT Systems’ capabilities to Sanmina’s global portfolio, mission-critical technologies and vertical integration enables solutions for the entire product lifecycle: design, engineering, manufacturing and fulfillment.

•	Enhances Sanmina’s Ability to Support a Broad Customer Base in the Cloud and AI End-Market: The addition of ZT Systems establishes Sanmina’s position in the Cloud and AI end-market, creating an all-encompassing offering with the addition of full systems integration at scale. Sanmina will now have the capabilities needed to partner closely with both hyperscaler and OEM customers across all platforms and technologies in the industry.

Conference Call Information

Sanmina will hold a conference call to review today's announcement and its fourth quarter and fiscal year 2025 results on Monday, November 3, 2025, at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 800-836-8184 and international 646-357-8785. The conference will also be webcast live over the Internet. You can log on to the live webcast at Sanmina IR Events. Additional information in the form of a slide presentation will be available on Sanmina’s website at www.sanmina.com. A replay of the conference call will be available for 48-hours. The access numbers are: domestic 888-660-6345 and international 646-517-4150, access code is 34375#.

About Sanmina

Sanmina Corporation, a Fortune 500 company, is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the industrial, medical, defense and aerospace, automotive, communications networks and cloud infrastructure markets. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina’s Safe Harbor Statement

The statements contained herein, including those regarding the anticipated benefits of our partnership with AMD, the acquisition of ZT Systems’ manufacturing operations constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by the Company, all of which are subject to change.

Actual results may differ materially from those expressed or implied in these forward-looking statements due to a variety of factors, including but not limited to: the risk that the expected benefits from the transaction may not be realized or may take longer to realize than anticipated; adverse changes in the key markets we target, in particular the cloud and AI infrastructure sectors; the impact of recent or future changes in tariffs and trade policy, which may adversely affect our costs, supply chain, and customer demand; significant uncertainties that can cause our future sales, earnings, and cash flows to be variable; our reliance on a limited number of customers for a substantial portion of our sales; risks arising from our international operations and expansion into new geographic markets; integration risks related to combining ZT Systems’ manufacturing operations with our own; geopolitical uncertainty; and other risk factors set forth in the Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission.

The Company undertakes no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Sanmina Contact

Paige Melching

SVP, Investor Communications

408-964-3610